Exhibit F-1


                           [Letterhead of Steven Carr]


                                  June 12, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  Progress Energy, Inc. -
          Application/Declaration on Form U-1 (File No. 70-[______])

Dear Sirs:

     I refer to the Form U-1 Application/Declaration in the above-referenced proceeding (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Progress Energy, Inc. ("Progress Energy"), a North Carolina corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Progress Energy is seeking authorization under the Act to acquire, directly or indirectly through one or more subsidiary companies, a membership interest in PowerTree Carbon Company, LLC ("PowerTree"), a Delaware limited liability company, and, to the extent such approval is necessary, to transfer all or a portion of such membership interest to any associate company.

     I have acted as counsel for Progress Energy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by Progress Energy in connection with the proposed transaction, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of Progress Energy, certificates of public officials, certificates of officers and representatives of Progress Energy, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of Progress Energy and other appropriate persons and statements contained in the Application and the exhibits thereto.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transaction, and in the event that the proposed transaction is consummated in accordance with said Application and your order or orders in respect thereto:

     (a) all state laws applicable to the proposed transaction will have been complied with;

     (b) (i) PowerTree is validly organized and duly existing under the laws of Delaware, and (ii) Progress Energy (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will be entitled to all of the rights and privileges of a member of PowerTree as set forth in PowerTree's Operating Agreement;

     (c) Progress Energy (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will legally acquire the membership interest in PowerTree; and

     (d) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Progress Energy or any associate company thereof.

     I am an attorney licensed to practice in the State of North Carolina and have acted as counsel to Progress Energy in connection with the proposed transaction. For purposes of this opinion, with respect to all matters governed by the laws of Delaware as applicable to PowerTree, I have relied upon an opinion addressed to Progress Energy of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, which opinion is being filed as an exhibit to the Application.

     I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.



                                               Very truly yours,


                                               /s/ Steven Carr
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